                                                                    Exhibit 10.2


                       SUPPLEMENT AND AMENDMENT AGREEMENT


                 This Supplement and Amendment Agreement (this "Agreement"), dated as of September 30, 1995 (this "Agreement") by and between Foster Wheeler Corporation, a corporation organized under the laws of New York ("Purchaser") and A. Ahlstrom Corporation, a corporation organized under the laws of Finland ("Seller").


                             W I T N E S S E T H :


                 WHEREAS, Purchaser and Seller have entered into a Purchase Agreement, dated as of June 21, 1995 (the "Purchase Agreement"), pursuant to which Purchaser has agreed to, or to cause one or more of its designees to, purchase the Power Generation Business (as defined in the Purchase Agreement) from Seller and its Affiliates; and

                 WHEREAS, Purchaser and Seller desire to supplement and amend the Purchase Agreement; and

                 WHEREAS, pursuant to Section 14.5 of the Purchase Agreement, the Purchase Agreement may be amended by a written instrument executed by Purchaser and Seller.


                 NOW, THEREFORE, in consideration of the mutual benefits accruing to the parties hereto, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                 1. Capitalized Terms. All capitalized terms used but not defined in this Agreement shall have the meaning given to such term in the Purchase Agreement.

                 2. Amendments. (a) Section 1.1 of the Purchase Agreement is hereby amended by deleting POSCO Panther Creek, Inc., Multipower Associates, Pisces Power Company, Inc., Sagittarius Power Company, Cottonwood Energy Partners, L.P. and Ahlstrom Pyropower Development Ltd. from the definition of "Subject Companies."

                 (b) Section 2.7 of the Purchase Agreement is hereby amended by deleting the last sentence thereof and inserting in place thereof the following sentence: "For purposes of this Agreement, "Closing Date" shall mean September 30, 1995."

                 (c) Section 3.1(b)(i)(A) is hereby deleted in its entirety and replaced with the following:

                 "(i)(A) one-hundred and eighty-six million US dollars ($186,000,000) , plus."

                 (d) Section 3.2(e) of the Purchase Agreement is hereby amended by deleting "$195,000,000" in the eighth line thereof and inserting in place thereof "$186,000,000."

                 (e) Section 8.11 of the Purchase Agreement is hereby amended by deleting clause (b) and changing "(c)" to "(b)" in the fifth line thereof.

                 (f) Section 10.5(a)(iii) of the Purchase Agreement shall read in its entirety as follows:

                 "(iii) Purchasers agree, covenant and acknowledge that from and after the Closing Date, they will not give, sell, use or otherwise divulge any Confidential Information relating to the Recovery Boiler Business. In addition, Purchasers agree that none of such Confidential Information will be used by Purchasers in the Recovery Boiler Business except as may be necessary to perform work for Seller or any of its Affiliates.

                 (g) Section 13.2(a)(vi) of the Purchase Agreement is hereby deleted and clause (vii) thereof is hereby re-numbered "(vi)".

                 (h) Section 13.4 of the Purchase Agreement is hereby amended by adding after the term "4.13" and before the ";" the term "Item 10 of 4.17."

                 3.       Preliminary Closing Balance Sheet and Final Closing
Balance Sheet.   Attached hereto as Exhibit A-1 is the restated monthly
management reports of the Power Generation Business for the eight months ended August 31, 1995 which were delivered to Purchaser pursuant to Section 8.2 of the Purchase Agreement (the "August Financial Statements"). The August Financial Statements, as adjusted by Purchaser and Seller, are attached hereto as Exhibit A-2 (the "Adjusted August Balance Sheet"). Purchaser and Seller agree that the Adjusted August Balance Sheet shall be deemed the "Current Monthly Balance Sheet" for purposes





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of the Closing Payment and that the adjustments so agreed upon by Purchaser and
Seller will be reflected in the Preliminary Closing Balance Sheet and the Final Closing Balance Sheet to the extent that the operative units have not already booked the effects in their September accounts.

                 4. Representations and Warranties. Seller hereby represents, warrants and agrees as follows:

                 (a) the warranty period under the contract between APCSI and Southeast Paper relating to air heaters has expired and no warranty claim was made thereunder prior to, or subsequent to, the expiration of such warranty period;

                 (b) APKK is not legally obligated to pay the remaining portion of the total fee of Yen 50 million for a golf membership at a club in Japan; and

                 (c) the bridge referenced under "Varkaus" in the attachment to the September 6, 1995 letter from David Roberts to Tor-Erik Holmberg is not included in the property being transferred to Purchaser or its affiliates pursuant to Section 2.1(b)(i) of the Purchase Agreement.

                 5. Indemnification. (a) Seller shall indemnify, defend and hold harmless each Purchaser Indemnified Party from and against any and all Losses incurred by any Purchaser Indemnified Party arising out of or relating to:

                 (i) the breach of any representation or warranty made by Seller in Section 4 or Section 7.8 in respect of the Siam Paper project of this Agreement;

                 (ii) the redesign and resupply of all or part of the ash coolers at the Grant Town project (Ahlstrom project number 543) and amounts payable to Grant Town as compensation for extra wear and tear on ash coolers; provided, however, that the maximum amount payable under this clause (ii) is $1,700,000; and provided further, however, that the indemnity under this clause (ii) shall terminate in the event that Purchaser is reasonably satisfied that Denver Sala has accepted responsibility for the redesign and resupply of all or part of the ash coolers and for any compensation for extra wear and tear on the ash coolers;





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                 (iii)  sales Taxes payable by APCSI after the Closing under contracts for services to be provided by APCSI in effect on the Closing Date;
                      provided, however, that the indemnity under this clause
         (iii) shall terminate with respect to any contract that is amended or modified by APCSI after the Closing Date and shall not apply to any purchase order received after the Closing Date under a blanket purchase order in existence on the Closing Date to the extent that APCSI has the ability to require the customer to pay sales taxes under such purchase order;

                 (iv) the retention of Coopers & Lybrand to assist APCSI or any other Subject Company in the investigation and/or resolution of its liability for sales Taxes prior to the Closing Date provided that such firm is retained with the consent of Seller;

                 (v) liability for Chinese taxes on the Dalian Chemical project (Ahlstrom project number 553), the Liao He project (Ahlstrom project number 559) and the Hangzhou project (Ahlstrom project number
         561);

                 (vi) subject to Section 7.10 of this Agreement, APCSI Warranty Costs (as defined in Section 7.10) due to the air heaters delivered for the Rumford and Colmac-Mecca projects, up to a maximum aggregate amount equal to $9,000,000;

                 (vii) warranty claims under any agreement, contract, commitment, bid or proposal that remained open at the Closing (including, without limitation, those bids and proposals set forth on Exhibit B attached hereto) entered into or made by APCSI prior to the Closing (other than those referred to in clause (vi) above) that had a warranty period of more than two years which are brought against APCSI more than two years after the date on which services or materials were furnished by APCSI, up to a maximum of $3,000,000;


                 (viii) payment and performance obligations of PC or any other Subject Company under the settlement agreement relating to the Nova Scotia project referred to as item B14 of Schedule 4.13; and

                 (ix) consequential damages for which APCSI may be liable as a result of work performed, actions taken or not taken, or for any other reason in respect of





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





         any contract entered into prior to the Closing or any bid or proposal that remained open at the Closing due to the failure of such contract to contain a waiver of consequential damages, up to a maximum of $4,000,000; provided, however, that the indemnification provided by this clause (viii) shall be in addition to, and not any limitation of, the obligation of Seller to indemnify the Purchaser Indemnified Parties under Section 13.2(a)(iv) of the Purchase Agreement.

                 (b) All claims for indemnification under this Section 5 shall be made in accordance with the procedures set forth in Section 13.3 of the Purchase Agreement.

                 6. Waivers. (a) Purchaser hereby waives the conditions set forth in Section 7.13(a) and Section 7.13(b) of the Purchase Agreement.

                 (b) Seller hereby waives the conditions set forth in Section 6.6(a) and Section 6.6(b) of the Purchase Agreement.

                 7. Other Agreements. Purchaser and Seller hereby agree as follows:

                 7.1 EVT Agreement. In addition to any other obligations which Seller may have with respect to Non-Conveyed Contracts under the Purchase Agreement, Seller shall take the following steps and actions with respect to the agreement between Seller and EVT Energie - und Verfahrenstechjk GmbH ("EVT") as amended and restated on November 14, 1993 (the "EVT Agreement"):

                          (i) Seller shall promptly inform Purchaser of any notices, communications, discussions or any other information, from whatever source, obtained by Seller with respect to the EVT Agreement or EVT's activities thereunder. Seller shall immediately inform Purchaser if it becomes aware or has any reason to believe that EVT has breached any of its obligations or covenants under the EVT Agreement;

                          (ii) Seller shall not contact, correspond or otherwise communicate with EVT with respect to the EVT Agreement without prior consultation with Purchaser;





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                          (iii)  Seller shall follow Purchaser's directions
                 with respect to the EVT Agreement, including, without limitation, sending notices of default under the EVT Agreement and initiating and pursuing such legal actions or proceedings, with such legal counsel, as Purchaser, in consultation with Seller, but in Purchaser's sole discretion, shall direct; and

                          (iv) In the event Purchaser instructs Seller to initiate litigation regarding Seller's rights under the EVT Agreement, Purchaser will pay all costs and fees relating thereto, including attorneys fees and disbursements, and any other Losses; provided, however, that Purchaser will not be responsible for costs, fees or any damages relating to claims made against Seller arising out of or resulting from Seller's pre-Closing activities or any post-Closing actions taken by Seller without prior consultation and approval of Purchaser.

                 7.2 Sulzer Agreement. Notwithstanding anything to the contrary in this Agreement or the Purchase Agreement, Seller and Purchaser agree that with respect to the License and Technical Collaboration Agreement between A. Ahlstrom Osakeyhtio and Sulzer Brothers Limited ("Sulzer") dated as of November 30, 1975 ("Sulzer Agreement"), Purchaser agrees to promptly reimburse Seller for any annual minimum fees and fixed remuneration actually made to Sulzer by Seller under the terms of the Sulzer Agreement, up to a maximum amount equal to $55,000.

                 7.3 Shared Assets. Schedule 4.32.III sets forth a tentative list of Shared Assets relating to computer hardware, software, telecommunications and other information systems. Seller and Purchaser agree that promptly, but in no event more than 30 days, after the Closing members of the Shared Asset task force (or their designees) will meet to evaluate the computer hardware, software, telecommunications and other information systems, equipment, data and technology used by the Power Generation Business (the "Information Systems") and will determine whether any Information Systems are used by both the Power Generation Business and Seller's other businesses ("Shared Information Systems"). The task force will conduct similar activities with regard to the library at Varkaus.





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





                 To the extent any Shared Information Systems are determined to exist, the Shared Assets task force will determine which party is the primary user of such Shared Information Systems (or portions thereof in the event they can be split without materially altering the utility of the system) and Purchaser will obtain from Seller or third parties, the appropriate assignments of proprietary rights, assignments of contract rights, licenses and such other legal documentation as may be necessary to transfer any license rights to or vest legal title of the Shared Information Systems in the name of the primary user and to permit the other user to enjoy such rights in the Shared Information Systems as if it were the owner or licensee.

                 7.4 Trademarks. Unless otherwise requested by Purchaser, upon expiration of the Trademark License Agreement, Seller shall cancel or otherwise terminate any trademark registration or application for any trademark registration owned by Seller which incorporates or includes the name or mark AHLSTROM along with a mark or term assigned, or to be assigned, to Purchaser, including, without limitation, AHLSTROM PYROFLOW and AHLSTROM PYROPOWER.

                 In addition to any of Seller's obligations under Section 8.10 of the Purchase Agreement, Seller shall take all steps reasonably requested by Seller to obtain or assist in obtaining recordation, in the trademark office of Japan, of the assignment and transfer of the trademark application for PYROFLOW, including, without limitation, restricting the goods and services covered under the trademark registration for "AHLSTROM PYROFLOW" in Japan (by excluding therefrom coverage of goods and services related to the Power Generation Business) and permitting Purchaser to file unopposed new applications for registration of "PYROFLOW" in Japan in its own name, provided, however, that Seller shall not be liable for any adverse effects, whether as to title, validity or enforceability, on such application arising from any action taken by Purchasers to record transfer or to proceed with registration. In connection with the foregoing, Seller shall have the right not to comply with any proposed course of action other than those set forth above that would materially adversely affect its other Marks or applications.

                 7.5      Patents.         It is acknowledged by the parties
that inaccuracies and omissions may exist in Schedule 4.17 attached to the Purchase Agreement and any supplements thereto, with respect to the identifying numbers, patent and patent application titles or other identifying information regarding the relevant patents filed or issued in the various jurisdictions. Promptly, but in no event later than 60 days after Closing (unless with consent of Purchaser), the parties shall jointly conduct an audit of Seller's patent files, records, databases and information pertaining to the Ahlstrom Patent families assigned and transferred or to be assigned and transferred to Purchaser under the Purchase Agreement to verify and, if necessary, correct the information set forth in Schedule 4.17. Concurrently, the parties shall make arrangements to transfer custody of such files to Purchaser.

                 Seller agrees to provide any and all necessary assistance as may reasonably be requested by Purchaser in conducting said audit, including, without limitation, making available necessary personnel, information and materials, all at no cost to Purchaser. In addition, Seller agrees to execute and assist in the formal recordation of any additional assignments or transfers of patents or patent applications necessary to correct inaccuracies contained in any patent and patent application assignments or transfers listed on
Schedule 4.17.  In the event any of the patent title ownership information in
Schedule 4.17 with respect to a patent relating to the Power Generation Business is inaccurate and such title is not held by Seller or a Subject Company, Seller will take all possible steps to obtain assignments or transfers to Purchaser of said patents or application from the record or beneficial title owner.

                 7.6.     Schedules.  Attached hereto as Exhibit C are revised
                   Schedules to the Purchase Agreement.

                 7.7 Environmental. (a) Seller hereby agrees that the repair or replacement of the sewage and drainage systems beneath Plant A and F in Sosnowiec, Poland constitutes Compliance Costs and agrees to indemnify Purchaser for the cost of the replacement or repair thereof in accordance with good engineering practice after the Closing Date. Whether or not costs and expenses that may be incurred for repair of the subsidence at Plant A or for repair or replacement of concrete floors at Plants A and F in Sosnowiec, Poland are covered by the Environmental Indemnity in Section 13.2(a)(iii) of the Purchase Agreement shall be determined at or about such time as the repairs or replacement are undertaken.

                 (b) It is acknowledged by Purchaser and Seller that the categorization of costs by the Consultant in its





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final audit report as Compliance Costs or Future Expected Costs shall not be binding on the parties or any tribunal in determining whether a particular cost (including without limitation (i) the costs of repairing concrete floors or subsidence in Poland and (ii) the costs of installing a wastewater treatment plant in Karhula) is, or is not, covered by the Environmental Indemnity. Capitalized terms used in this paragraph 7.7 shall have the same meaning as in Exhibit F to the Purchase Agreement.

                 7.8 Contract Reviews. Attached hereto as Exhibit D is a copy of the agreements reached between Seller and Purchaser as part of the contract review process outlined in Section 8.20 of the Purchase Agreement. Purchaser and Seller agree that (1) the adjustments reflected therein will be the basis for all calculations relating to Contribution I and the Backlog as contemplated by Section 3.7 of the Purchase Agreement and (2) the reserves and adjustments reflected therein will be reflected in the Preliminary Closing Balance Sheet and the Final Closing Balance Sheet. All other commentary included in Exhibit D beyond the amounts of agreed adjustments (which agreed adjustments include: the contemplated calculation of foreign exchange one Business Day prior to the Closing Date; the elimination of the double counting of Contribution I in certain specified projects; the elimination of inconsistencies in transfer pricing for certain specified projects; and identified reserves with respect to the particular projects to which such reserves are applicable, all as set forth in Exhibit D, e.g., reserves described in Ahlstrom project number 39834 listed as item 19 on page 10 of Exhibit D, including, but not limited to, the descriptions of allowed reductions for bona fide warranty costs and no reserve increases) including, but not limited to, statements of fact or assumptions supporting either party's position, shall not constitute a representation or warranty (except that, with respect to the Siam Paper project (Ahlstrom project number 39822), Seller represents that the Credit Agreement has been signed), or provide the basis for any further adjustments or reserves pursuant to this Agreement and the Purchase Agreement. Purchaser agrees that it has been made whole for any Losses for purposes of Section 13.2 of the Purchase Agreement to the extent that the reserves and adjustments referred to in clause (2) above are reflected in the Preliminary Closing Balance Sheet and the Final Closing Balance Sheet.

                 7.9 Multipower. To the extent that the Pyropower Corporation's 20% share in the gross proceeds





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from the disbursement of funds to Multipower Associates from Banque Paribas resulting from the acceleration of the payment of $20 million due to Multipower Associates under the letter of credit issued by said bank exceeds $3.1 million, Seller agrees to pay the amount of such excess within 5 business days after the receipt thereof. Seller agrees to, and agrees to cause its affiliates to, keep Purchaser informed of the status of the payment referred to above and provide Purchaser with such information as it or its counsel may reasonably request with respect thereto and for Purchaser to verify the amount of such payment.

                 7.10 APCSI Warranty Claims. (a) Promptly after receipt thereof, Purchaser agrees to cause APCSI to notify Seller of any written warranty claims made by a customer of APCSI for which Seller has agreed to indemnify Purchaser pursuant to Section 5(a)(vi) or (vii) of this Agreement (the "APCSI Warranty Claims"). Purchaser also agrees to (i) cause APCSI to notify Seller before incurring any out-of-pocket costs relating to any APCSI Warranty Claims, (ii) to permit Seller to verify the APCSI Warranty Costs (as hereinafter defined) and (iii) to the extent reasonably practicable, meet with a representative of Seller to consult on the scope and nature of the work to be performed by Purchaser to satisfy such APCSI Warranty Claims. In addition, Seller shall be entitled to contact and meet with the customers which have the right to assert a warranty claim against APCSI which, if asserted, would be an APCSI Warranty Claim, to attempt to liquidate such warranty claims; provided, however, that a representative of Purchaser shall be present during each such conversation or meeting and Purchaser shall approve each and every liquidation of a warranty claim by Seller, such approval not to be unreasonably withheld. For purposes of this Agreement, APCSI Warranty Costs shall include materials, labor, capital costs, depreciation, indirect costs, overhead and a reasonable mark-up for selling, general and administrative expenses.

                 (b) In the event that Seller believes that the APCSI Warranty Costs were not reasonably incurred in connection with any APCSI Warranty Claim, Seller may refer such dispute for resolution in accordance with the provisions of Section 14.11 of the Purchase Agreement provided that Seller reimburses Purchaser for such APCSI Warranty Costs prior thereto. The arbitrator will be deemed to have ruled in favor of Purchaser if it finds that the APCSI Warranty Costs incurred were not unreasonable in light of





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all the circumstances relating to such APCSI Warranty Claim.

                 7.11 Mt. Poso. Seller agrees to use commercially reasonable efforts (but at no material cost to Seller or its Affiliates) in its capacity as a limited partner of Mt. Poso Cogeneration Company ("Owner"), to cause Owner to enter into an amendment to the Amended and Restated Operation and Maintenance Agreement dated as of November 30, 1990 (the "Mt. Poso O&M Agreement") by and between Pyro-Pacific Operating Company and Owner substantially in the form of Exhibit E attached hereto (the "Mt. Poso Amendment") as soon as possible after the Closing Date. Purchaser agrees to indemnify Seller for all Losses suffered by Seller as a result of the failure of Pyro Pacific to execute the Mt. Poso Amendment without the provisions of the last sentence of Section 6.3(a) and Section 6.3(b) thereof attributable to acts or failures to act on the part of POSCO; provided, however, that Purchaser shall have no obligation to indemnify Seller under this Section 7.11 if any of the other parties refuse to execute the Mt. Poso Amendment with or without the provisions of the last sentence of Section 6.3(a) and Section 6.3(b) included therein (an "Owner Refusal to Execute"). Seller shall indemnify Purchaser to the extent as if it were set forth in Section 13.2(a)(vi) of the Purchase Agreement and in the manner provided in Section 13.4 of the Purchase Agreement for all Losses incurred in excess of $5,000,000 (i) in the event of an Owner Refusal to Execute or (ii) notwithstanding the execution of the Mt. Poso Amendment, the assertion of a claim or the institution of any action or proceeding against Purchaser or any Affiliate, in each case, arising out of or in any manner relating to breach of fiduciary duty alleged by limited partners in Pyro Pacific in connection with bonus payments under the Mt. Poso O&M Agreement.

                 7.12 Hismelt. Seller agrees to use commercially reasonable efforts (but at no material cost to Seller) to consummate the transactions contemplated by the Memorandum of Understanding attached hereto as Exhibit F.

                 8. APKK Closing. Purchaser shall be entitled to withhold $600,000 (the "APKK Holdback") from the Purchase Price payable to Seller at the Closing, which amount represents one-half of the portion of the Purchase Price allocated to the APKK Stock. Promptly following the Closing, Seller agrees to take all actions necessary to perfect the transfer of the APKK Stock to Foster Wheeler Netherlands





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C.V. ("FW Netherlands"), including, without limitation, holding a meeting of the Board of Directors of APKK to approve such transfer. Upon completion of the transfer of the APKK Stock to FW Netherlands (the "APKK Transfer"), Seller shall cause FW Netherlands to pay the APKK Holdback to Seller by wire transfer of immediately available funds to an account designated by Seller. In the event that the APKK Stock is not transferred to FW Netherlands within thirty
(30) days after the Closing Date, Purchaser shall be entitled to retain the APKK Holdback and Seller shall pay to Purchaser no later than the thirty-fifth
(35th) day after the Closing Date, by wire transfer of immediately available funds to an account designated by Purchaser, an amount equal to $600,000, being the other half of the Purchase Price allocable to the APKK Stock.

                 9. Purchase Price. Purchaser and Seller agree that Exhibit G attached hereto is the calculation of the Closing Payment pursuant to
Section 3.1(b) of the Purchase Agreement.

                 10. Bioflow. Purchaser and Seller hereby agree that notwithstanding anything to the contrary set forth in Section 8.19 of the Purchase Agreement, the Bioflow Stock will not be transferred to Purchaser at the Closing and Purchaser shall be entitled to withhold US $50,000 from the Closing Payment. Promptly after the Closing, Seller agrees to comply with the provisions of the Cooperation Contract dated June 28, 1991 together with the appended contracts thereto (the "Sydcraft Agreement") with respect to a transfer of the Bioflow Stock to Purchaser and to use commercially reasonable efforts to transfer the Bioflow Stock to Purchaser. Without limiting its obligations under the Sydcraft Agreement, Seller further agrees as follows:

                 (a) Seller shall notify Sydkraft Aktiebolag ("Sydkraft") of the transactions contemplated herein and request Sydkraft's consent to the transfer to Purchaser of the Bioflow Stock and of Seller's rights, duties and obligations under the Sydcraft Agreement.

                 (b) If Sydkraft consents to such transfer, Seller shall promptly transfer the Bioflow Stock to Purchaser in accordance with the procedures and against receipt of the consideration specified in the Purchase Agreement.

                 (c) If Sydkraft does not consent within 30 days after the Closing or such later date as may be





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





         extended by Purchaser, Seller shall pay Purchaser an agreed upon amount for the Bioflow Stock in immediately available funds within 15 days after the expiration of such period; provided that if Purchaser and Seller do not agree on an amount to be paid to Seller within such 15 day period, such amount shall be determined by arbitration pursuant to Section 14.11 of the Purchase Agreement. Seller further agrees to assign and transfer to Purchaser all residual rights under the Bioflow Agreement either as a result of negotiations with Sydkraft or the termination by Sydkraft of the Bioflow Agreement pursuant to Section
         14.2.1 thereof.

                 (d) Seller further agrees that if, as a result of the termination of the Bioflow Agreement or for any other reason permitted under the Sydcraft Agreement, Sydkraft exercises its right to buy out the Bioflow Stock, Seller shall not consummate any such sale without the prior written consent of Purchaser;
                                        provided, however, that if Purchaser
         has not consented to such transaction within 15 days of the occurrence of the event which triggered the exercise of Sydkraft's right to purchase the Bioflow Stock, the purchase price for such Bioflow Stock shall be determined by arbitration in accordance with Article 15 of the Sydcraft Agreement. Upon the consummation of any sale of Bioflow Stock pursuant to this Section 10, Seller shall wire transfer in immediately available funds to Purchaser the excess, if any, of the amount paid by Sydkraft for the Bioflow Stock over the amount withheld pursuant to this Section 11 promptly after receipt thereof.

                 11. Miscellaneous. (a) Purchasers acknowledge and agree that the Negotiated Purchase Price Adjustments (as hereinafter defined), the indemnity provided in Section 5 of this Agreement (to the extent such indemnities are fulfilled by Seller) and the adjustments agreed by Purchaser and Seller reflected in the adjusted Balance Sheet or booked by the units in their September accounts, make the Purchasers whole for any Losses incurred solely in connection therewith for purposes of Section 13.2 of the Purchase Agreement and Purchasers shall not be entitled to be indemnified under Section
13.2 with respect thereto. For purposes of this Agreement, "Negotiated Purchase Price Adjustments" shall mean (1) an increase to the Purchase Price of US $300,000 as a result of the License and Technical Assistance Agreement dated as of April 1, 1975 by and between Seller and Combustion Engineering, Inc. becoming an Excluded Contract, (2) a reduction of the Purchase Price of US $800,000 as a result of POSCO Panther Creek, Inc. being eliminated as a Subject Company, (3) a reduction of the Purchase Price of US $5,000,000 as a result of the Mt. Poso Amendment and (4) a reduction of the Purchase Price of US $3,500,000 for costs and risks associated with a proposal to construct two 250 megawatt boilers in Puerto Rico.

                 (b) Seller or one of its Affiliates will assume the obligation of API to James D. Murphy under the Ahlstrom Pyropower, Inc. Deferred Compensation Plan, dated January 28, 1994 ("DCP"), calculated as of Closing in accordance with the terms of such Plan, which calculation will be agreed upon between Seller and Purchaser and which amount will be approximately $268,000, and in connection therewith, Seller will receive a transfer (or credit) of an equal amount in cash from FW at the Closing. Seller hereby agrees to indemnify and hold Purchaser and the Subject Companies harmless from all Losses relating to the DCP.

                 Purchaser consents to the distribution by API prior to Closing of certain amounts previously deferred by employees out of bonuses with respect to years prior to 1995.

                 (c)      Purchaser agrees to fulfill its obligations under
Section 10.4(a) of the Purchase Agreement on or prior to October 31, 1995.

                 12. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors of the parties hereto.

                 13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

                 14. Headings. The headings of the Articles, Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

                 15. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (OTHER THAN WITH RESPECT TO PRINCIPLES OF CONFLICTS OF LAWS THEREUNDER (EXCEPT SECTION

5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND OTHER THAN WITH RESPECT TO ANY ISSUE OF ARBITRATION THAT MAY BE GOVERNED BY THE LAWS OF THE UNITED STATES, AS TO WHICH THE FEDERAL ARBITRATION ACT, TITLE 9, UNITED STATES CODE, AND THE 1958 UNITED NATIONS CONVENTION ON THE RECOGNITION AND ENFORCEMENT OF FOREIGN ARBITRAL AWARDS SHALL APPLY).

                 16. Disputes. Except as otherwise expressly provided in this Agreement, any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, including any question regarding its existence, validity or termination, or regarding a breach thereof, shall be referred to, and finally settled in accordance with Section 14.11 of the Purchase Agreement.

                 17. Severability. If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled.

                 18. Purchase Agreement Not Otherwise Amended. Terms and provisions of the Purchase Agreement not amended hereby shall continue to remain in full force and effect.

                 IN WITNESS WHEREOF, each of Purchaser and Seller has caused this Agreement to be executed on its behalf by its duly authorized Officer.


                                                     FOSTER WHEELER CORPORATION



                                                     By:________________________
                                                        Name:
                                                        Title:


                                                     A. AHLSTROM CORPORATION


                                                     By:________________________
                                                        Name:
                                                        Title:





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